Exhibit 99.3

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On June 5, 2022, Yumanity Therapeutics, Inc. (Yumanity) and Kineta, Inc. (Kineta) entered into an agreement and plan of merger, as amended on December 5, 2022 (Merger Agreement). On December 16, 2022, the merger became effective and Kineta became a wholly owned subsidiary of Yumanity and the surviving corporation (the Merger). In connection with the Merger, and immediately prior to the effective time of the Merger, Yumanity effected a one-for-seven reverse stock split and changed its name to Kineta, Inc. (Public Kineta). Following the completion of the Merger, the business conducted by Public Kineta became primarily the business conducted by Kineta, a clinical-stage biopharmaceutical company focused on developing next-generation immunotherapies that address cancer immune resistance.

Pursuant to the terms of the Merger Agreement, Yumanity issued shares of its common stock to Kineta’s shareholders at an exchange ratio of 0.0688 shares of Yumanity common stock for each share of Kineta’s capital stock outstanding immediately prior to the Merger and as effected for the Yumanity one-for-seven reverse stock split (Exchange Ratio). Without giving effect to the Yumanity reverse stock split, the Exchange Ratio was 0.4815. Yumanity also assumed all of Kineta’s outstanding stock options, warrants, and restricted stock and restricted stock units at the same exchange ratio. Immediately following the effectiveness of the Merger (and without giving effect to the private placement as discussed below), Kineta’s shareholders immediately before the Merger owned approximately 83% of the fully-diluted common stock of the combined organization, with Yumanity stockholders as of immediately prior to the Merger holding approximately 17% of the fully-diluted common stock of the combined organization.

In connection and concurrently with the execution of the Merger Agreement, Yumanity entered into a financing agreement, as amended, to sell shares of the combined organization’s common stock in a private placement for an aggregate purchase price of $30.0 million. The first closing of the private placement occurred on December 16, 2022 and the combined organization issued 649,346 shares of its common stock for an aggregate purchase price of $7.5 million. The second closing of the private placement, equal to an aggregate purchase price of $22.5 million, is expected to occur on March 31, 2023.

In contemplation of the Merger, Kineta also executed a number of transactions in October through December 2022 that resulted in changes to its capital structure as described below in Note 1 to the unaudited pro forma condensed combined financial information.

The following unaudited pro forma condensed combined financial information gives effect to:

(i)	The Merger, which will be accounted for as a reverse acquisition, with Kineta being deemed the acquiring company for accounting purposes;

(ii)	The conversion of each outstanding share of Kineta’s common stock into the right to receive a number of shares of common stock of Yumanity;

(iii)	The one-for-seven reverse stock split effected by Yumanity;

(iv)	The first closing of the Private Placement;

(v)	The Asset Sale and related Distribution by Yumanity (both defined in Note 1 below); and

(vi)	Subsequent changes in Kineta’s capital structure in contemplation of the Merger.

Kineta was determined to be the accounting acquirer based upon the terms of the Merger and other factors including (i) Kineta retains a majority voting and equity interest in the combined business, (ii) the Kineta executive management team will be the management team of the combined business and (iii) Kineta directors will hold the largest board of director representation in the combined company.

The Merger is expected to be accounted for as an asset acquisition as, at the time of the closing of the Merger, Yumanity is not expected to meet the definition of a business as it will have a nominal workforce, if any, and substantially all of its value will be concentrated in cash and IPR&D assets.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 assumes that the Merger took place on September 30, 2022 and combines the historical balance sheets of Yumanity and Kineta as of September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and for the year ended December 31, 2021 assumes that the Merger took place as of January 1, 2021 and combines the historical results of Yumanity and Kineta for the respective periods presented. The historical financial information of Yumanity and Kineta have been adjusted to give pro forma effect to transaction accounting adjustments. Adjustments are based on information available to management during the preparation of the unaudited pro forma condensed combined financial information and assumptions that management believes are reasonable and supportable.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes only and are not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Yumanity and Kineta been a combined company during the specified period.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the with the following historical financial statements and the accompanying notes:

•

the (a) historical audited financial statements of Yumanity as of and for the year ended December 31, 2021, included in Yumanity’s Annual Report on Form 10-K filed with the SEC on March 24, 2022 and incorporated by reference and (b) historical unaudited condensed financial statements of Yumanity as of and for the nine months ended September 30, 2022 included in Yumanity’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022 and incorporated by reference; and

•

the (a) historical audited financial statements of Kineta as of and for the years ended December 31, 2020 and 2021 included in the definitive proxy statement/prospectus/information statement filed with the SEC on November 10, 2022, and (b) historical unaudited condensed financial statements of Kineta as of and for the nine months ended September 30, 2022 included as Exhibit 99.2 to this Current Report on Form 8-K and are incorporated herein by reference.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Yumanity may materially vary from those of Kineta. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis of Yumanity’s accounting policies and financial statement classifications and is not aware of any material differences in the application of U.S. GAAP between the two companies. Following the Merger, management has yet to complete a final review of Yumanity’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Yumanity’s results of operations or reclassification of assets or liabilities to conform to Kineta’s accounting policies and classifications. As a result of this review, management may identify differences that, when conformed, could materially differ from these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet

September 30, 2022

(In thousands)

		Transaction Accounting Adjustments				Transaction Accounting Adjustments		Transaction Accounting Adjustments
	Yumanity	Asset Sale/ Distribution	Note 4	Yumanity (As adjusted)	Kineta	Merger	Note 4	Private Placement	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$8,416	$26,000	A	$15,971	$2,810	$1,125	J	$7,500	L	$27,313
		(2,920)	B					(93)	M
		(15,525)	C
Restricted cash	—			—	—					—
Prepaid expenses and other current assets	664	(6)	A	658	2,103	(2,032)	I			729

Total current assets	9,080	7,549		16,629	4,913	(907)		7,407		28,042
Property, plant and equipment, net	52			52	206					258
Operating lease, right-of-use asset	397			397	1,383	(193)	F			1,587
Restricted cash, net of current portion	50			50	75					125

Total assets	$9,579	$7,549		$17,128	$6,577	$(1,100)		$7,407		$30,012

Liabilities and stockholders’ equity (deficit)
Current liabilities:
Accounts payable	$1,688	$(1,688)	B	$—	$5,938	$—		$—		$5,938
Accrued expenses and other current liabilities	1,232	(1,232)	B	—	2,423	2,224	D			9,875
						3,276	E
						2,802	I
						(850)	K
Notes payable	—			—	11,703	(11,703)	K			—
Operating lease liabilities	204			204	815					1,019
Finance lease liabilities	—			—	38					38
Deferred revenue	979			979	76					1,055

Total current liabilities	4,103	(2,920)		1,183	20,993	(4,251)		—		17,925
Notes payable, net of current portion	—			—	6,845	1,125	J			681
						(7,289)	K
Operating lease liabilities, net of current portion	—			—	767					767
Finance lease liabilities, net of current portion	—			—	94					94

Total liabilities	4,103	(2,920)		1,183	28,699	(10,415)		—		19,467

Stockholders’ equity (deficit):
Preferred stock	—			—	—					—
Common stock	11			11	7	(1)	G	1	L	9
						(11)	H
						2	K
Additional paid-in capital	214,367	(15,525)	C	198,842	82,482	20,597	G	7,499	L	130,325
						(198,842)	H	(93)	M
						19,840	K	—
Accumulated deficit	(208,902)	25,994	A	(182,908)	(104,721)	(2,224)	D			(119,899)
						(3,276)	E
						(193)	F
						(20,596)	G
						198,853	H
						(4,834)	I
Noncontrolling interests	—			—	110					110

Total stockholders’ equity (deficit)	5,476	10,469		15,945	(22,122)	9,315		7,407		10,545

Total liabilities and stockholders’ equity (deficit)	$9,579	$7,549		$17,128	$6,577	$(1,100)		$7,407		$30,012

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except per share data)

	For the Nine Months Ended September 30, 2022
		Transaction Accounting Adjustments				Transaction Accounting Adjustments
	Yumanity	Asset Sale/ Distribution	Note 4	Yumanity (As adjusted)	Kineta	Merger	Note 4	Pro Forma Combined
Revenue:
License revenue	$—	$—		$—	$965			$965
Grant revenue	—			—	501			501
Collaboration revenue	4,081			4,081	—			4,081

Total revenue	4,081	—		4,081	1,466	—		5,547
Operating expenses:
Research and development	6,764	(2,224)	AA	4,540	10,507			15,047
General and administrative	14,562			14,562	5,480			20,042
Impairment loss	3,903			3,903	—			3,903

Total operating expenses	25,229	(2,224)		23,005	15,987	—		38,992

Loss from operations	(21,148)	2,224		(18,924)	(14,521)	—		(33,445)
Other income (expense):
Interest expense	(219)			(219)	(1,699)	1,455	DD	(463)
Change in fair value measurement of notes payable	—			—	(542)	542	DD	—
Interest income and other income (expense), net	(22)			(22)	(17)	—		(39)
(Loss) gain on debt extinguishment	(200)			(200)	259	—		59

Total other income (expense), net	(441)	—		(441)	(1,999)	1,997		(443)

Net loss	(21,589)	2,224		(19,365)	(16,520)	1,997		(33,888)
Net income (loss) attributable to noncontrolling interest	—			—	(81)			(81)

Net loss attributable to common stockholders	$(21,589)	$2,224		$(19,365)	$(16,439)	$1,997		$(33,807)

Net loss per common share, basic and diluted	$(2.00)				$(0.24)			$(3.91)

Weighted average common share outstanding – basic and diluted	10,818				69,887	(61,251)	EE	8,636

See accompanying notes to the unaudited pro forma condensed combined financial information.

Unaudited Pro Forma Condensed Combined Statement of Operations

(In thousands, except per share data)

	For the Year Ended December 31, 2021
		Transaction Accounting Adjustments				Transaction Accounting Adjustments
	Yumanity	Asset Sale/ Distribution	Note 4	Yumanity (As adjusted)	Kineta	Merger	Note 4	Pro Forma Combined
Revenue:
Licensing revenue	$—	$—		$—	$7,883	$—		$7,883
Grant revenue	—			—	1,208			1,208
Collaboration revenue	8,044			8,044	—			8,044

Total revenue	8,044	—		8,044	9,091	—		17,135
Operating expenses:
Research and development	26,410	(10,103)	AA	16,307	15,561	15,178	BB	47,046
General and administrative	20,379			20,379	4,623	2,224	CC	27,226

Total operating expenses	46,789	(10,103)		36,686	20,184	17,402		74,272

Loss from operations	(38,745)	(10,103)		(28,642)	(11,093)	(17,402)		(57,137)
Other income (expense):
Interest expense	(1,817)			(1,817)	(1,293)	69	DD	(3,041)
Change in fair value measurement of notes payable	—			—	(1,142)	1,142	DD	—
Interest income and other income (expense), net	(75)	25,994	AA	25,919	(8)	—		25,911
(Loss) gain on debt extinguishment	1,134			1,134	1,719			2,853

Total other income (expense), net	(758)	25,994		25,236	(724)	1,211		25,723

Net loss	(39,503)	36,097		(3,406)	(11,817)	(16,191)		(31,414)
Net income (loss) attributable to noncontrolling interest	—			—	—			—

Net loss attributable to common stockholders	$(39,503)	$36,097		$(3,406)	$(11,817)	$(16,191)		$(31,414)

Net loss per common share, basic and diluted	$(3.84)				$(0.19)			$(3.67)

Weighted average common share outstanding – basic and diluted	10,283				63,346	(54,787)	EE	8,559

See accompanying notes to the unaudited pro forma condensed combined financial information.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of the Merger and Other Related Transactions

On June 5, 2022, as amended, Yumanity and Kineta entered into the Merger Agreement and on December 16, 2022, the Merger became effective. At the closing of the Merger, each outstanding share of Kineta’s common stock was converted into the right to receive a number of shares of common stock of Yumanity at an Exchange Ratio of 0.0688, which also gives effect to the Yumanity one-for-seven reverse stock split. Immediately after the closing of the Merger, Kineta securityholders owned approximately 83% of the common stock of the combined organization on a fully diluted basis, and Yumanity securityholders owned approximately 17% of the common stock of the combined organization on a fully diluted basis.

Each outstanding and unexercised option with respect to Kineta’s common stock under Kineta’s stock option plans converted into options to purchase a number of shares of Yumanity common stock based on the Exchange Ratio. Each outstanding restricted stock and restricted stock unit with respect to Kineta’s common stock converted into restricted stock and restricted stock units, respectively, to a number of restricted stock and restricted stock units, respectively, of Yumanity common stock based on the Exchange Ratio. Each outstanding warrant with respect to Kineta’s common stock converted into warrants to purchase a number of shares of Yumanity common stock based on the Exchange Ratio.

Yumanity’s stockholders continue to own and hold their existing shares of Yumanity common stock. Each outstanding and unexercised option with respect to Yumanity’s common stock under Yumanity’s stock option plans which are in-the-money were automatically net exercised into shares of Yumanity common stock. Out-of-the-money options were cancelled. Each outstanding restricted stock award and restricted stock unit fully vest upon closing of the Merger. Outstanding warrants to purchase Yumanity common stock remained outstanding.

Other Related Events in Connection with the Merger

Asset Purchase Agreement and Distribution

On June 5, 2022, Yumanity entered into an Asset Purchase Agreement (the Asset Purchase Agreement) with Janssen Pharmaceutica NV (Janssen) under which Yumanity agreed to sell to Janssen (such transaction, the Asset Sale) all of its rights, title and interest in and to clinical-stage product candidate YTX-7739 as well as Yumanity’s unpartnered pre-clinical and discovery-stage product candidates, including YTX-9184 and YTX-8598, and related intellectual property rights (the Purchased Assets) for a purchase price of $26.0 million in cash. On December 16, 2022, the Asset Sale became effective, which was contemplated in connection with, but not contingent on, the Merger. Yumanity determined that the Asset Sale did not qualify as a sale of a business under Article 11 of Regulation S-X. As of December 31, 2021, there were no significant net assets related to the assets sold and direct R&D external expenses associated with the related programs for the year ended December 31, 2021 totaled $10.1 million. For the nine months ended September 30, 2022, direct R&D external expenses related to the assets sold was $2.2 million. There were no other relevant direct expenses related to the assets sold.

In connection with the Asset Sale and Merger, Yumanity distributed $15.5 million in remaining available cash proceeds from the Asset Sale, net of net cash requirements associated with the closing of the Merger and amounts retained for outstanding obligations to Yumanity stockholders via a one-time dividend on December 19, 2022 (“Distribution”).

Private Placement and Securities Purchase Agreement

Concurrently with the execution of the Merger Agreement, on June 5, 2022, Yumanity entered into a Securities Purchase Agreement, and subsequently amended on October 24, 2022 and December 5, 2022, (the Securities Purchase Agreement) with the purchasers named therein (the PIPE Investors) to sell shares of Yumanity’s common stock in a private placement for aggregate proceeds of $30.0 million. The Securities Purchase Agreement provides for the sale and issuance of 649,346 shares of Yumanity common stock at a purchase price of $11.55.

per share, as adjusted for the reverse stock split, or $7.5 million in aggregate immediately following the closing of the Merger and the sale and issuance of a number of Yumanity common stock for an aggregate purchase price of $22.5 million, on March 31, 2023. The number of shares of Yumanity common stock to be issued on March 31, 2023 will be the aggregate purchase price of $22.5 million divided by the purchase price equal to (a) the volume-weighted average price of Yumanity common stock for the five trading days prior to March 31, 2023 (VWAP), plus (b) 10% of the VWAP.

The first closing of the Private Placement occurred on December 16, 2022 and the combined organization issued 649,346 shares of its common stock for an aggregate purchase price of $7.5 million. The Company has classified the entire proceeds from the first closing of the Private Placement within the equity section of the pro forma condensed combined balance sheet as of September 30, 2022. The Company is still assessing the accounting for the expected March 31, 2023 closing of the Private Placement, which is subject to certain closing conditions. The final conclusions could result in freestanding financial instruments or embedded derivatives which may require bifurcation and separate valuation which have not been reflected in the unaudited pro forma condensed combined financial statements.

In connection with the Securities Purchase Agreement, on December 2, 2022, Kineta issued an aggregate of 1,507,538 warrants to certain PIPE Investors, each at an exercise price of $0.01, which are only exercisable following the closing of the Private Placement. The warrants converted upon the Merger closing into warrants to purchase 103,718 shares of the combined organization common stock based on the Exchange Ratio. The warrants are assumed to be equity classified in the pro forma condensed combined balance sheet as of September 30, 2022. However, the Company’s accounting assessment for these warrants has not been finalized and therefore is subject to change.

Subsequent Changes in Capitalization Reflected in the Pro Forma Information

As disclosed in Note 14 of Kineta’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2022, Kineta had subsequent changes to its capital structure in October through December 2022 made in contemplation of the closing of the Merger. The pro forma impacts of these changes have been included in the unaudited pro forma condensed combined financial information. These changes relate to:

(i)	The issuance of convertible notes payable in October 2022, with an aggregate principal amount of $1.1 million;

(ii)	Amendments made in October through December 2022 to fix the conversion price at $0.995 per share for all of Kineta’s convertible notes payable;

(iii)	Amendments made in December 2022 to certain of Kineta’s convertible notes payable that resulted in the automatic conversion of all of Kineta’s convertible notes upon the closing of the Merger; and

(iv)

The issuance of 2,606,682 warrants in aggregate in October through December 2022, in addition to the warrants issued to PIPE investors as discussed above, to purchase shares of Kineta common stock, each with an exercise price of $0.01 per share. These warrants converted into warrants to purchase 179,339 shares of the combined organization common stock based on the Exchange Ratio.

Collectively, these changes as described in (i) through (iv) above are referred to as Subsequent Changes in Capitalization.

2. Basis of Pro Forma Presentation

The accompanying unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of SEC Regulation S-X as amended by the final rule, Release No. 33-10786 Amendments to Financial Disclosures about Acquired and Disposed Businesses. Yumanity and Kineta have concluded that the Merger represents an asset acquisition pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805.

Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (Transaction Accounting Adjustments), operations and financial position of the registrant as an autonomous entity (Autonomous Entity Adjustments) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (Management’s Adjustments). The historical financial information of Yumanity and Kineta have been adjusted to give pro forma effect to Transaction Accounting Adjustments. Kineta has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined consolidated financial information.

The unaudited pro forma condensed combined balance sheet as of September 30, 2022 gives effect to the Merger, the Asset Sale, the Private Placement and Subsequent Changes in Capitalization as if it had been consummated on September 30, 2022. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2022 and the year ended December 31, 2021 give effect to the Merger, the Asset Sale, the Private Placement and Subsequent Changes in Capitalization as if it had been consummated on January 1, 2021.

Based on Kineta’s preliminary review of Kineta’s and Yumanity’s summary of significant accounting policies, the nature and amount of any adjustments to the historical financial statements of Yumanity to conform its accounting policies to those of Kineta are not expected to be material. Upon closing of the Merger, further review of Yumanity’s accounting policies may result in additional revisions to Yumanity’s accounting policies to conform to those of Kineta.

For accounting purposes, Kineta is considered to be acquiring Yumanity and the Merger is expected to be accounted for as an asset acquisition. Kineta is considered the accounting acquirer even though Yumanity will be the issuer of the common stock in the Merger. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen test is met, the operations acquired are not a business. The initial screen test is not met as there is no single asset or group of similar assets for Yumanity that will represent a significant majority in this acquisition. However, as of the Merger, Yumanity will not have an organized workforce that significantly contributes to its ability to create output. As such, the acquisition is expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are reasonable and supportable. Key assumptions include the estimated equity consideration to be acquired, which will be impacted by changes in capitalization of Kineta and Yumanity and transaction costs to be incurred. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final acquisition accounting, which is yet to be completed given the recent closing of the transaction on December 16, 2022, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

3. Preliminary Purchase Price

The accompanying unaudited pro forma condensed combined financial information reflects an estimated purchase price of approximately $25.4 million, which consists of the following (in thousands except for per share amounts):

Value of equity of the combined company owned by Yumanity equity holders (1)	$20,596
Estimated Kineta transaction costs	4,834

Total preliminary estimated purchase price	$25,430

(1)

Represents the fair value of the equity in the combined company that Yumanity equity holders would own as of the closing of the Merger. This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on shares of Yumanity common stock, restricted stock units and warrants outstanding as of September 30, 2022, each as adjusted for the Yumanity reverse stock split.

Yumanity common stock outstanding	1,551
Yumanity restricted stock units (a)	4

Estimated number of shares of the combined company to be owned by Yumanity equity holders	1,555
Multiplied by the assumed price per share of Yumanity stock (b)	$13.23

Fair value of shares of the combined company to be owned by Yumanity equity holders	$20,578

Fair value of warrants of the combined company owned by Yumanity warrant holders (c)	$18

Fair value of shares and warrants of the combined company to be owned by Yumanity equity holders and warrant holders	$20,596

a.

Pursuant to the Merger Agreement, each Yumanity restricted stock award (RSA) and Yumanity restricted stock unit (RSU) that is outstanding becomes fully vested immediately prior to the closing of the Merger. The RSAs are included in the common stock outstanding. Additionally, upon the closing of the Merger, any outstanding unexercised option to purchase Yumanity common stock that are in-the-money become fully vested and net exercised into shares of Yumanity common stock and any out-of-the-money options will be cancelled. As of September 30, 2022, all outstanding options to purchase Yumanity common stock are out-of-the-money.

b.

The estimated purchase price was based on the closing price of Yumanity common stock on the effective date of the Merger of December 16, 2022 of $13.23 per share, as adjusted for the Yumanity reverse stock split.

c.

Pursuant to the Merger Agreement, warrants to purchase Yumanity common stock remain outstanding after the closing of the Merger. As of September 30, 2022, 14,283 warrants to purchase common stock are outstanding. In calculating the estimated fair value of the warrants to purchase Yumanity common stock based on the Black-Scholes model, management used the closing stock price of Yumanity on the effective date of the Merger of December 16, 2022 and the following weighted-average assumptions:

Expected term (in years)	3.41
Volatility	81.3%
Risk free interest rate	1.0%
Dividend yield	—%

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Yumanity based on the estimated fair values as of September 30, 2022 is as follows (in thousands):

Cash and cash equivalents	$15,971
IPR&D	15,178
Restricted cash	50
Prepaid expenses and other current assets	658
Property and equipment, net	52
Operating lease, right-of-use asset	204
Accrued expenses and other current liabilities	(5,500)
Deferred revenue	(979)
Operating lease liabilities	(204)

Net assets acquired	$25,430

The allocation of the estimated purchase price is preliminary because it is based on a preliminary estimate of the fair values of the assets acquired and liabilities assumed as of the Merger closing date.

The proforma statement of operations for the nine months ended September 30, 2022 includes transaction costs of $3.9 million incurred by Yumanity in connection with the Merger and recorded as expense in its historical condensed consolidated statement of operations for the nine months ended September 30, 2022. Such transaction costs are not expected to recur.

4. Pro Forma Adjustments

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2022 are as follows:

A.

To reflect Yumanity’s sale to Janssen of all of its rights, title and interest in and to clinical-stage product candidate YTX-7739 as well as Yumanity’s unpartnered pre-clinical and discovery-stage product candidates and related intellectual property rights and other assets for a purchase price of $26.0 million in cash.

B.	To reflect Yumanity’s planned settlement of outstanding obligations prior to the Distribution.

C.	To reflect Yumanity’s Distribution of its remaining available cash proceeds from the Asset Sale to Yumanity stockholders via a one-time dividend on December 19, 2022.

D.

To accrue for merger-related transaction costs consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by Yumanity between September 30, 2022 and the closing of the Merger.

E.	To accrue for the estimated transaction success bonuses to Yumanity executives and estimated Merger-related severance costs to Yumanity employees.

F.	To adjust Yumanity’s operating right-of-use asset to equal its right-of-use liability as there are no favorable or unfavorable terms of the lease compared with market terms.

G.

Represents estimated purchase consideration values based on the Yumanity equity to be acquired, using the Yumanity closing stock price of $13.23 as of December 16, 2022, the closing date of the Merger, as adjusted for the Yumanity reverse stock split. The net impact to Kineta’s accumulated deficit resulting from all the proforma balance sheet adjustments, excluding tickmark A related to the Asset Sale, is the immediate expensing of Yumanity’s IPR&D of $15.2 million.

H.	To eliminate Yumanity’s historical stockholders’ equity balances, including accumulated deficit.

I.

To record the acquisition costs of Kineta consisting of legal and banker fees related to the Merger, of which $2.0 million was incurred as of September 30, 2022 and already included in prepaid expenses and other current assets in the historical condensed consolidated balance sheet as of September 30, 2022 and $2.8 million that is estimated to be incurred subsequent to September 30, 2022 and has been accrued in the pro forma condensed combined balance sheet. The acquisition costs will be included as a cost of the asset acquisition and any amounts allocated to the IPR&D will be expensed immediately following the acquisition.

J.	To reflect the subsequent issuance of convertible notes payable by Kineta in October 2022, with an aggregate principal amount of $1.1 million.

K.

Represents the automatic conversion of Kineta’s convertible notes payable and accrued interest into shares of Kineta common stock (and subsequently Yumanity’s common stock) concurrent with the closing of the Merger.

L.

To reflect the aggregate gross proceeds received from the first closing of the Private Placement, which was conditioned upon and closed immediately following the Merger. The aggregate gross proceeds of $22.5 million from the second closing of the Private Placement, which is subject to certain closing conditions, are expected on March 31, 2023 and are excluded as it is expected to close subsequent to the Merger.

M.	To reflect the fees payable by Kineta to a third-party consultant related to the Private Placement.

The pro forma adjustments included in the unaudited pro forma condensed combined income statements for the nine months ended September 30, 2022 and the year ended December 31, 2021 are as follows:

AA.

To reflect the estimated gain on disposal related to the Asset Sale and the elimination of direct R&D expenses related to the YTX-7739 and YTX-9184 programs sold by Yumanity in the Asset Sale. Such R&D expenses were incurred and included in the Yumanity historical condensed consolidated statement of operations for the nine months ended September 30, 2022 and the historical consolidated statement of operation for the twelve months ended December 31, 2021. The pro forma adjustment does not include any tax effect from the Asset Sale as such sale is anticipated to have no material tax effects given Yumanity’s existing deferred tax assets, including net operating loss carryforwards. This gain is not expected to recur in any period beyond twelve months from the close of the Merger.

BB.

To reflect an adjustment to immediately expense the value attributed to Yumanity’s intangible assets consisting of IPR&D related to the research and development of Yumanity’s Genentech UPS14 drug development program, Fair Therapeutics cystic fibrosis drug program, and Merck ALS drug development program, acquired as part of the transaction.

CC.

To reflect Merger-related transaction costs consisting of legal fees, advisory fees, accounting and audit fees and other expenses to be incurred by Yumanity between September 30, 2022 and the closing of the Merger.

DD.

To eliminate interest expense and change in fair value measurement related to Kineta’s convertible notes which automatically convert to Kineta common stock (and subsequently Yumanity common stock) concurrent with the closing of the Merger.

EE.

The weighted average shares outstanding for the period has been calculated as if the Merger occurred on January 1, 2021, calculated as the sum of 1) historical weighted average shares outstanding for Yumanity, as adjusted for the reverse stock split, 2) Yumanity shares issuable to Kineta’s shareholders upon the closing of the Merger, consisting of Kineta outstanding shares of common stock as of September 30, 2022 and the convertible notes, as-converted as of September 30, 2022, as adjusted for the Exchange Ratio, 3) the first closing of the Private Placement shares, as adjusted for the reverse stock split and 4) Subsequent Changes in Capitalization, as adjusted for the Exchange Ratio. As the combined company is in a net loss position, any adjustment for potentially dilutive shares would be anti-dilutive, and as such basic and diluted loss per share are the same. The following table presents the calculation of the pro forma weighted average number of common stock outstanding (in thousands):

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Weighted average Yumanity shares outstanding (1)	1,546	1,469
Estimated shares of Yumanity common stock to be issued to Kineta shareholders upon closing of the Merger (2)	6,054	6,054
Estimated shares of Yumanity common stock underlying Kineta warrants with exercise price of $0.01 per share (3)	387	387
Shares of Yumanity common stock to be issued to PIPE Investors in the Private Placement	649	649

Pro forma combined weighted average number of shares of common stock—basic and diluted	8,636	8,559

(1)	The weighted average Yumanity shares outstanding is calculated as follows:

	Nine Months Ended September 30, 2022	Year Ended December 31, 2021
Historical weighted average Yumanity shares outstanding (before the reverse stock split)	10,818	11,469
One-for-seven reverse stock split	7	7
Total weighted average Yumanity shares outstanding (after the reverse stock split)	1,546	1,469

(2)

Estimated shares of Yumanity common stock to be issued to Kineta shareholders upon closing of the Merger is calculated using Kineta outstanding shares of common stock and all of Kineta’s convertible notes, on an as converted basis, as of September 30, 2022 at a fixed conversion price of $0.995 (and including the Kineta convertible notes issued in October 2022), as adjusted for the Exchange Ratio, as follows (in thousands except per share data):

Kineta common shares	70,179
Kineta 2020 and 2022 convertible notes, as converted	17,811

Total Kineta common stock prior to Merger	87,990
Estimated Exchange Ratio per share	0.0688

Estimated shares of Yumanity common stock to be issued to Kineta shareholders upon closing of the Merger	6,054

(3)

Includes Kineta warrants for 4,114,220 shares to purchase Kineta common stock issued subsequent to September 30, 2022, including 1,507,538 shares issued to certain PIPE Investors, with an exercise price of $0.01 per share, which become exercisable upon the occurrence of the first closing of the Private Placement and converted into warrants to purchase a number of shares of Yumanity common stock based on the Exchange Ratio.